Exhibit 10.1

This waiver letter agreement (this “Waiver Letter”), to the senior convertible promissory note, dated as of February 23, 2023 (the “Note”), by and between ABVC BioPharma, Inc., a Nevada corporation (the “Company”) and Lind Global Fund II LP, a Delaware limited partnership (“Lind Global”), is made as of September 12, 2023. Unless otherwise indicated, capitalized terms shall have the meanings ascribed to them in the Note.

WHEREAS, pursuant to Section 2.1(r) of the Note, an Event of Default includes the Market Capitalization of the Company being below $12,500,000 for ten (10) consecutive days (a “Market Capitalization Event of Default”).

NOW THEREFORE, Lind Global hereby waives any Market Capitalization Event of Default, with such waiver continuing through February 23, 2024, but reserves its right, notwithstanding such waiver, to exercise its rights under Section 2.2(a) and Section 2.2(c)(2)(x) of the Note; provided, that such waiver shall automatically terminate and be of no force or effect upon the occurrence of any Event of Default other than a Market Capitalization Event of Default.

The parties also agree that the “Mandatory Default Amount” shall mean an amount equal to one hundred fifteen percent (115%) of the Outstanding Principal Amount of the Note on the date on which the first Event of Default has occurred and any other amounts owing under the Note or the other Transaction Documents. As of the date of this Waiver Letter, the Outstanding Principal Amount of the Note is $2,754,167; therefore, the Mandatory Default Amount is $3,167,292.05.

Except as expressly set forth herein, this Waiver Letter shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of Lind Global under the Transaction Documents, and shall not alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Transaction Documents, all of which shall otherwise continue in full force and effect.

This Waiver Letter may be executed in one or more counterparts (by facsimile or otherwise), each of which shall be deemed an original and all of which taken together shall constitute one and the same instrument. This letter agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:
ABVC BioPharma, Inc

Name:	Uttam Patil
Title:	Chief Executive Officer

Agreed to and accepted by
HOLDER:
Lind Global Fund II LP

Name:	Jeff Easton
Title:	Managing Member of Lind Global Partners II LLC, General Partner